Exhibit 99.5

Letter of Instruction to the

ESOP Instruction Form

to Direct the ESOP Trustee to

Tender Shares of Common Stock

of

PLX Technology, Inc.

Allocated to your ESOP Account

for

(I) 0.525 of a Share of Common Stock of

Integrated Device Technology, Inc. and (II) $3.50 in Cash, Per Share

Pursuant to the Prospectus/Offer to Purchase,

Dated May 22, 2012,

by

Pinewood Acquisition Corp.

a wholly-owned subsidiary of

Integrated Device Technology, Inc.

Dear ESOP Participant:

Enclosed are materials that require your immediate attention. The materials describe matters directly affecting your interest in the PLX Technology, Inc. Employee Stock Ownership Plan (the “ESOP”). You are entitled to instruct Union Bank N.A. (acting on behalf of U.S. Bank National Association), as trustee for the ESOP (the “Trustee”), whether or not to tender all or a portion of the shares of common stock of PLX Technology Inc. (“PLX”) (such shares, the “Shares”) allocated to your ESOP account pursuant to the Offer (as defined below). Your instructions to the Trustee will be confidential.

Read all the materials carefully, you will need to complete the enclosed ESOP Instruction Form and return it to Computershare, the Tabulation Agent for the Offer (the “Tabulation Agent”):

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021	By Facsimile: Computershare c/o Voluntary Corporate Actions (617) 360-6810

Delivery of this ESOP Instruction Form to an address or fax number other than as set forth above, does not constitute an instruction to the Trustee.

IN ORDER FOR THE TRUSTEE OF THE ESOP TO MAKE A TIMELY TENDER OF THE SHARES ALLOCATED TO YOUR ESOP ACCOUNT, YOU MUST COMPLETE AND RETURN THE ESOP INSTRUCTION FORM SO IT IS RECEIVED NO LATER THAN JUNE 15, 2012, AT 5:00 P.M., NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED. ONLY THE TRUSTEE MAY TENDER THE SHARES ALLOCATED TO YOUR ESOP ACCOUNT. DO NOT USE THE STANDARD LETTER OF TRANSMITTAL TO TRY TO TENDER THE SHARES ALLOCATED TO YOUR ESOP ACCOUNT.

The remainder of this letter summarizes your rights and alternatives under the ESOP, but you should also review carefully the Prospectus/Offer to Purchase, dated May 22, 2012 (as may from time to time be amended, supplemented or finalized the “Prospectus/Offer to Purchase”), the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively with the Prospectus/Offer to Purchase, constitute the “Offer”), the ESOP Instruction Form and PLX’s Solicitation/Recommendation Statement on Schedule 14D-9.

VOLUNTARY CORPORATE ACTION COY: PLXT ESOP PLAN

BACKGROUND

Pinewood Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation (“IDT”) has made an offer to exchange each outstanding Share for (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash (the “Offer Price”), without interest and less any applicable withholding taxes, on the terms and conditions contained in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger among IDT, Purchaser, Pinewood Merger Sub, LLC (“Merger LLC”) and PLX, dated as of April 30, 2012 (the “Merger Agreement”). The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or, where permissible, the waiver of certain conditions, Purchaser will be merged with and into PLX (the “Merger”), with PLX surviving the Merger as a wholly-owned subsidiary of IDT. As of the effective time of the Merger, each outstanding Share (other than Shares beneficially owned directly or indirectly by IDT for its own account, shares held in treasury by PLX or shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under applicable law) will be converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes, as described in the Prospectus/Offer to Purchase.

IDT currently anticipates that, immediately after the consummation of the Merger, if certain conditions are met, PLX will merge with Merger LLC, with Merger LLC continuing as the final surviving entity (the “LLC Merger”). Please refer to the Prospectus/Offer to Purchase for more information about the tax consequences to you of the Offer, the Merger and the LLC Merger. You should consult with your tax advisors for a full understanding of all of the tax consequences to you of the Offer, the Merger and the LLC Merger (if it occurs) and its impact on the ESOP Account, if any.

The enclosed Prospectus/Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of PLX’s stockholders. Also enclosed is PLX’s Solicitation/Recommendation Statement on Schedule 14D-9.

As a participant in the ESOP, you are directly affected because the Offer extends to the approximately 346,357 Shares held by the ESOP. Only the Trustee of the ESOP can actually tender the Shares. However, as an ESOP participant you have the right, pursuant to the terms of the ESOP, to direct the Trustee as to whether or not to tender all or a portion of the Shares allocated to your ESOP account. Your ESOP Account will receive the Offer Price (without interest, less any applicable withholding taxes and upon the terms and subject to the conditions set forth in the Prospectus/Offer to Purchase) for each Share you elect to tender from your ESOP account. INDIVIDUAL PARTICIPANTS IN THE ESOP WILL NOT RECEIVE ANY PORTION OF THE TENDER PROCEEDS FOR SHARES HELD IN THE ESOP. ALL SUCH PROCEEDS AND PLAN ASSETS WILL REMAIN IN THE ESOP AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE ESOP. The cash the ESOP receives for any Shares you elect to tender from your ESOP account will be invested in a money market account. Any Shares that you do not elect to tender will continue to be held in your ESOP account. However, if the Offer is successful, then after completion of the Offer and upon consummation of the Merger, each Share that has not been tendered and accepted for exchange in the Offer will be converted into the right to receive the Offer Price (without interest and less any applicable withholding taxes) pursuant to the terms of the Merger Agreement.

The Trustee generally must act pursuant to your directions. The ESOP provides that the Trustee will not tender Shares that are allocated to accounts of participants who fail to properly complete and timely return an ESOP Instruction Form.

To assure the confidentiality of your decision, the Tabulation Agent will tabulate the directions of ESOP participants as provided on the enclosed ESOP Instruction Form. You will note that your ESOP Instruction Form is to be returned to the Tabulation Agent.

The ESOP provides that the trust fund shall be invested primarily in Shares. PLX may amend the ESOP to allow proceeds from a tender of the Shares pursuant to the Offer to be invested other than in Shares. There can be no assurances that PLX will pursue such amendments or, that if amended, such amendments will occur prior to

VOLUNTARY CORPORATE ACTION COY: PLXT ESOP PLAN

the Trustee receiving the proceeds from any Shares that are tendered. The investment of any proceeds received from a tender of Shares under the terms of the ESOP is subject to the Trustee’s duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

HOW YOU INSTRUCT THE TRUSTEE

The details of the Offer are described in the Prospectus/Offer to Purchase, which you should review carefully. If you want to tender any of the Shares allocated to your ESOP account you need to instruct the Trustee by completing the enclosed ESOP Instruction Form and returning it to the Tabulation Agent. The Offer will expire at the end of the day on June 20, 2012, at 12:00 midnight, New York City time, unless the Purchaser extends the Offer.

IN ORDER FOR THE TRUSTEE TO MAKE A TIMELY TENDER OF YOUR SHARES, YOU MUST COMPLETE AND RETURN THE ENCLOSED ESOP INSTRUCTION FORM SO THAT IT IS RECEIVED BY COMPUTERSHARE NOT LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 2012, UNLESS THE OFFER IS EXTENDED BY THE PURCHASER.

After the deadline above for returning the ESOP Instruction Form to the Tabulation Agent will complete the tabulation of all directions and the Trustee will tender the appropriate number of Shares.

PROCEDURE FOR DIRECTING TRUSTEE

An ESOP Instruction Form for directing the Trustee is enclosed. You must complete and return the enclosed ESOP Instruction Form so that it is received not later than 5:00 p.m., New York City time, on June 15, 2012, unless the Offer is extended by the Purchaser. If your ESOP Instruction Form is not received by this deadline, or if it is not fully and properly completed, the Shares allocated to your ESOP account will not be tendered by the Trustee (except as explained under “Trustee’s Legal Responsibility” below).

Your direction will be deemed irrevocable unless withdrawn by 5:00 p.m. New York City time, on June 15, 2012, unless the Offer is extended by the Purchaser. In order to make an effective withdrawal, you must submit a submit a new ESOP Instruction Form in accordance with the previous instructions for directing the tender set forth in this letter, either of which must be received by the Tabulation Agent no later than June 15, 2012.

NOTICE FOR INDIVIDUALS WHO OWN SHARES OUTSIDE OF THE ESOP

If you also own Shares outside of the ESOP, you will receive, or already have received, under separate cover, another copy (or copies) of the enclosed Prospectus/Offer to Purchase and Letter of Transmittal that can be used to tender your other Shares if you choose to do so. Instructions on tendering Shares that you own outside of the ESOP are in the Prospectus/Offer to Purchase and related Letter of Transmittal. Those documents may not be used to direct the Trustee to tender the Shares allocated to you under the ESOP. Similarly, the ESOP Instruction Form may not be used to tender any Shares you own outside of the ESOP.

CONFIDENTIALITY

AS MENTIONED ABOVE, THE TRUSTEE AND THE TABULATION AGENT WILL PROTECT THE CONFIDENTIALITY OF YOUR DECISION AS AN ESOP PARTICIPANT. UNDER NO CIRCUMSTANCES WILL YOUR DECISION BE DISCLOSED TO ANY DIRECTORS, OFFICERS, OR EMPLOYEES OF PLX EXCEPT TO A LIMITED NUMBER OF ADMINISTRATORS FOR THE SOLE PURPOSE OF ALLOCATING PROCEEDS TO YOUR ESOP ACCOUNT.

TRUSTEE’S LEGAL RESPONSIBILITY

If you affirmatively direct the Trustee concerning your decision to tender or not tender all or a portion of the Shares allocated to your ESOP account, the Trustee must generally follow your direction.

VOLUNTARY CORPORATE ACTION COY: PLXT ESOP PLAN

IF YOU FAIL TO AFFIRMATIVELY DIRECT THE TRUSTEE WHETHER OR NOT TO TENDER ALL OR A PORTION OF THE SHARES ALLOCATED TO YOUR ESOP ACCOUNT, THE ESOP PROVIDES THAT YOUR SHARES WILL NOT BE TENDERED AND THAT THE TRUSTEE HAS NO DISCRETION WITH RESPECT TO THOSE SHARES. The ESOP provides that any unallocated Shares will be tendered by the Trustee in the same proportion as the allocated Shares are tendered (or not tendered). The Trustee must determine whether following this provision of the ESOP would violate ERISA. The Trustee must generally follow your directions and the ESOP provisions unless it has well founded reasons that doing so would violate ERISA. Should the Trustee determine that the implementation of a participant direction or adherence to any plan provision relative to tender offers would violate ERISA, it must ignore such direction or plan provision and exercise its discretion as Trustee in lieu of such direction or plan provision.

FURTHER INFORMATION

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for this Offer (the “Information Agent”), at the address and telephone number set forth below. Requests for additional copies of the Prospectus/Offer to Purchase, the Letter of Transmittal, and the ESOP Instruction Form may be directed to the Information Agent at the telephone number and location listed below, and copies will be furnished promptly at IDT’s expense.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders and ESOP Participants Call Toll-Free: (877) 456-3463

Your ability to instruct the Trustee concerning whether or not to tender all or a portion of Shares allocated to your account is an important part of your rights as an ESOP participant. Please consider this letter and the enclosed materials carefully and then return your ESOP Instruction Form promptly.

Sincerely,

Innisfree M&A Incorporated

VOLUNTARY CORPORATE ACTION COY: PLXT ESOP PLAN

ESOP INSTRUCTION FORM

The procedure for tendering and/or withdrawing your instructions to the Trustee to tender all or a portion of the Shares allocated to your ESOP account varies slightly from the general procedures for tendering and/or withdrawing a prior offer to tender Shares held outside of the ESOP. This ESOP Instruction Form is to be used by participants in the ESOP who have Shares allocated to their accounts in the ESOP. Please check one box below. If you are electing to tender less than all of Shares allocated to your ESOP account you will need to indicate the percentage of Shares you wish to tender. Information about the number of Shares allocated to your ESOP account can be obtained from Blue Ridge, the recordkeeper for the ESOP, on the web at https://www.esopconnection.com/plx. Once you access the website you must log in with your first name, last name and social security number to access your account information.

☐	YES, TENDER all of the Shares allocated to my ESOP Account

☐	YES, TENDER only the whole percentage of Shares allocated to my ESOP account, as indicated below:

Percentage of Shares to be tendered                     %

☐	NO, DO NOT TENDER any Shares allocated to my ESOP account

As a participant in the ESOP, I acknowledge receipt of the Offer materials. I hereby direct the Trustee of the ESOP to tender or not to tender the Shares allocated to my ESOP account as indicated above.

I understand that if I sign, date and return this ESOP Instruction Form but do not provide the Trustee with direction, the Trustee will treat this action as an instruction by me not to tender any of the Shares allocated to my ESOP account.

Signature	Date

Your direction may be changed or withdrawn at any time up until June 15, 2012, at 5:00 p.m., New York City Time, unless the Offer is extended by the Purchaser, by delivering a new ESOP Instruction Form to the Tabulation Agent. The Tabulation Agent will use the last ESOP Instruction Form received from you on or prior to June 15, 2012, at 5:00 p.m., New York City Time (or a later time and date to be indicated if the Offer is extended by Purchaser), to direct the Trustee in tendering the Shares allocated to you under the ESOP.

IMPORTANT: THIS ESOP INSTRUCTION FORM, PROPERLY COMPLETED AND DULY EXECUTED, MUST BE RECEIVED BY COMPUTERSHARE NO LATER THAN JUNE 15, 2012, AT 5:00 P.M., NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED BY THE PURCHASER.

The Tabulation Agent for the Offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021	By Facsimile: Computershare c/o Voluntary Corporate Actions (617) 360-6810

VOLUNTARY CORPORATE ACTION COY: PLXT ESOP PLAN